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                                                                     Exhibit 8.2


                               [LETTERHEAD OF]
                     EVANS, CARTER, KUNES & BENNETT, P.A.
                               ATTORNEYS AT LAW
                               115 CHURCH STREET
                         MAILING ADDRESS P.O. BOX 369
                     CHARLESTON, SOUTH CAROLINA 29402-0369
                           TELEPHONE (803) 577-2300
                           TELECOPIER (803) 577-2055

                               January 26, 1998

Boards of Directors
Perpetual Bank, a Federal Savings Bank
SouthBanc Shares, MHC
SouthBanc Shares, Inc.
907 North Main Street
Anderson, South Carolina 29621-5526

Gentlemen:

        You have requested an opinion from this firm relative to the South Carolina income tax consequences of the transactions contemplated by the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") whereby (i) the SouthBanc Shares, M.H.C. ("MHC") will convert from a mutual holding company to a federal interim stock savings bank and merge with and into Perpetual Bank, a Federal Savings Bank ("Perpetual Bank") and (ii) Perpetual Bank will be acquired by a newly formed stock holding company, known as SouthBanc Shares, Inc. ("SouthBanc"), by means of the merger of Perpetual Bank with a federal interim stock savings bank subsidiary of SouthBanc. The foregoing transactions will be accompanied by a public offering of the shares of SouthBanc to certain depositors and borrowers of Perpetual Bank and members of the general public.
In addition, shares of the common stock of Perpetual Bank currently held by members of the general public will be exchanged at a predetermined ratio for shares of SouthBanc common stock. The foregoing transactions are referred to collectively herein as the "Conversion and Reorganization."

        We have been provided with an opinion of special counsel to MHC, Perpetual Bank and SouthBanc, Breyer & Aguggia, Washington, D.C., dated January 16, 1998 ("Federal Tax Opinion"), pertaining to the treatment of the foregoing transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended ("Code").
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Boards of Directors
Perpetual Bank, a Federal Savings Bank
SouthBanc Shares, MHC
SouthBanc Shares, Inc.
January 26, 1998
Page 2

        Based upon the facts and circumstances attendant to the proposed reorganization, as they have been related to us via the Breyer & Aguggia opinion letter referred to above, it is our opinion that, under the laws of the State of South Carolina, no adverse income tax consequences will be incurred by any of the parties to the Conversion and Reorganization or the depositors and shareholders of Perpetual Bank as a result of the consummation of the Conversion and Reorganization.

        No opinion is expressed on any matter other than state income tax consequences which might result from the implementation of the Conversion and Reorganization including, but not limited to, any franchise or capital stock taxes which might result from the implementation of the Conversion and Reorganization. Furthermore, no opinion is expressed as to the treatment of any net operating or capital loss carryforwards or carrybacks for South Carolina income tax purposes. If the information upon which we have relied is incorrect or if authority changes with retroactive effect, our opinion may be affected thereby. We take no responsibility to update or supplement our opinion.

        We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by SouthBanc with the OTS in connection with the Conversion and Reorganization and the reference to our firm in the Application H-(e)1-S.

        We also consent to the filing of this opinion with the SEC and the OTS as exhibits to SouthBanc's Registration Statement on Form S-1 and Perpetual Bank's Application for Conversion on Form AC ("Form AC") respectively, and the reference to our firm in the Prospectus, which is a part of both the Registration Statement on Form S-1 and the Form AC, under the headings, "THE CONVERSION AND REORGANIZATION--Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank--Tax Effects" and "LEGAL AND TAX OPINIONS."

                                        Very truly yours,

                                        EVANS, CARTER, KUNES & BENNETT, P.A.


                                        By: /s/ Robert M. Kunes
                                            ----------------------
                                            Robert M. Kunes